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                            SCHEDULE 14A INFORMATION


           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the Commis-
                                            sion Only (as permitted by Rule 14a-
                                            6(e)(2))

[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


            VAN KAMPEN TRUST                              (811-04629)


         (Name of Registrant as Specified in Its Declaration of Trust)



Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11.
[ ] Fee paid previously with preliminary materials.

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                              FOR INTERNAL USE ONLY

                               INVESTOR SERVICES
                             STRATEGIC INCOME FUND
                               LIQUIDATION Q & A

                                  - IMPORTANT -
                     FOLLOWING Q&A, ALL SHAREHOLDERS MUST BE
               TRANSFERRED TO 1-888-221-0697 TO VOTE THEIR SHARES.

THE FOLLOWING Q&A APPLIES TO REGISTERED SHAREHOLDERS ONLY. IF SHARES ARE HELD IN STREET NAME, SHAREHOLDERS MUST CONTACT THEIR FINANCIAL ADVISORS. VAN KAMPEN CANNOT PROCESS THEIR INSTRUCTIONS.

Q.       WHY ARE YOU SENDING ME THIS PROXY?
A. As a shareholder, you are being asked to approve a Plan of Liquidation and Dissolution for your Fund.

Q.       WHY ARE YOU PROPOSING TO LIQUIDATE THE FUND?
A. The reasons for the proposed liquidation include the Fund's inability to achieve an efficient operating net asset size and the Fund's limited prospects for future growth because of past performance and/or weak market demand for this type of fund.

Q.       WHAT WILL HAPPEN TO MY ACCOUNT IF THIS PLAN IS APPROVED?
A. The securities held in the Fund's portfolio will be sold and expenses will be paid. Upon completion of this process, the Fund will determine the final NAV for the Fund shares and will distribute the net proceeds in accordance with your distribution instructions.

Q. IF I WANT MY DISTRIBUTION INVESTED IN ANOTHER VAN KAMPEN FUND, WHAT SHOULD I DO?
A. A DISTRIBUTION CARD will be mailed to you within a few weeks. Complete and return the card with your distribution instructions. Van Kampen offers 42 other open-end funds. A copy of VitalStats will be included to give you more information about these funds. If you apply your Fund's liquidating distribution toward the purchase of another Van Kampen fund, Van Kampen will apply the distribution to purchase Class A Shares at net asset value (NAV), without any sales charge.

         IMPORTANT _____________________________________________________________
         IF YOU ELECT TO REDEEM YOUR SHARES PRIOR TO SHAREHOLDER APPROVAL OF THE LIQUIDATION PLAN, EXCHANGES AND REDEMPTIONS WILL BE PROCESSED IN ACCORDANCE WITH THE TERMS OF THE PROSPECTUS. THIS MEANS THAT IF YOUR SHARES ARE SUBJECT TO A CDSC, THEN YOU WILL BE ASSESSED A CHARGE ON REDEMPTION.
         _______________________________________________________________________

         Ask your Financial Advisor for more information, including a prospectus which contains more complete information on risk considerations, charges, fees and ongoing expenses. Please read the information carefully before investing or sending money.

Q. I'M INVESTED IN CLASS B SHARES (OR CLASS C SHARES). WILL I BE CHARGED A CONTINGENT DEFERRED SALES CHARGE?
A. Shares redeemed prior to the date shareholders approve the Plan of Liquidation and Dissolution will be subject to normal contingent deferred sales charges (CDSC), if applicable. On the date of shareholder approval, redemptions will be suspended and liquidating distributions will not be subject to any sales charge.

Q.       IF APPROVED, WHEN WILL THE FUND BE LIQUIDATED?
A. If approved by shareholders at the December 6, 2000 meeting, it is anticipated that the redemption and distribution will take place in December, 2000. If shareholder votes are



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         insufficient by the December 6 meeting date, the meeting may be adjourned until a later date. In that event, the liquidation date may change as well.

Q.       WHEN WILL I RECEIVE MY MONEY?
A. If the Liquidation Plan is approved on December 6, the Fund's portfolio manager will begin liquidating the Fund's securities. When the liquidations are completed, the net proceeds will be distributed to shareholders as soon as practical.

Q.       MY SHARES ARE HELD IN A VAN KAMPEN RETIREMENT ACCOUNT.  WILL IT BE
         LIQUIDATED?

         IMPORTANT _____________________________________________________________
A. If the Liquidation Plan is approved by shareholders and we have not received your distribution instructions, YOUR CASH DISTRIBUTION WILL BE SUBJECT TO "BACK-UP WITHHOLDING" OF 20% OF THE DISTRIBUTIONS AND THE IRS WILL RECEIVE NOTIFICATION OF THE DISTRIBUTION. IN ADDITION, YOUR CASH DISTRIBUTION MAY BE SUBJECT TO EARLY WITHDRAWAL TAX PENALTIES. THEREFORE, IT IS ESSENTIAL THAT YOU TALK TO YOUR FINANCIAL ADVISOR BEFORE DECEMBER 6. Please consult your tax advisor for advice on your specific situation.
         _______________________________________________________________________

Q. I HAVE A SYSTEMATIC PAYROLL DEDUCTION FOR PURCHASING SHARES OF THE FUND. WHAT SHOULD I DO?
A. You should notify your plan administrator of the change and terminate your payroll deduction or select a new investment option as the fund will close to all shareholders prior to the meeting date scheduled for December 6, 2000.

Q.       WHAT HAPPENS IF SHAREHOLDERS DON'T APPROVE THE LIQUIDATION PLAN?
A. The Fund will continue to operate and the Fund's Board along with the Fund's Investment Adviser, will determine what additional action, if any, might be appropriate.

Q. WILL THERE BE TAX CONSEQUENCES ASSOCIATED WITH THE FUND'S LIQUIDATION PROPOSAL ?
A. Yes. The liquidation is a taxable event and treated like any other sale. You should consult your tax advisor for information and advice on your particular situation.

Q.       ARE YOU LIQUIDATING THE FUND BECAUSE _________________________?
A. No, as stated in the proxy, the reasons for the proposed liquidation include, the Fund's inability to achieve an efficient operating net asset size and the Fund's limited prospects for future growth because of past performance and/or weak market demand for this type of fund.

Q.       WILL THE FUND PAY A DIVIDEND PRIOR TO DISTRIBUTING THE LIQUIDATION
         PROCEEDS?
A. Since the fund accrues dividends daily, it will pay a distribution for any days you are invested in the fund prior to the liquidation. It is anticipated that the distribution amount will be paid on the liquidation date.

Q.       I MISPLACED MY DISTRIBUTION ELECTION CARD.  CAN I GET ANOTHER ONE?
A.       Yes, I will be happy to send you another one.
         (Note: Verify caller's account information and address. Send an email to Melissa Vincent or Dawn Prewett to request a new distribution card.)



Van Kampen Funds Inc.
714J00-ANI-10/00